Filed Pursuant to Rule 424(b)(7)

Registration No. 333-123390

PROSPECTUS SUPPLEMENT NO. 2

TO PROSPECTUS DATED AUGUST 26, 2005

$300,000,000

Abgenix, Inc.

1.75% Convertible Senior Notes Due December 15, 2011
and

the Common Stock Issuable upon Conversion of the Notes

This prospectus supplement supplements information contained in the prospectus dated August 26, 2005 covering resale by selling security holders of our 1.75% Convertible Senior Notes due December 15, 2011 and shares of our common stock issuable upon conversion of the notes.  The notes are initially convertible into an aggregate of 23,404,590 shares of our common stock.  The notes were originally sold by us in December 2004 to Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchasers, in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers.  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.  The terms of the notes are set forth in the prospectus.

See “Risk Factors” section beginning on page 7 of the prospectus to read about the factors you should consider before purchasing the notes or our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in the table appearing under the caption “Selling Security Holders” in the prospectus is amended by adding the information below with respect to a person not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to a person previously listed in the prospectus with the information that is set forth below:

Name of Selling Security Holder	Principal Amount of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding		Number of Shares of Common Stock That May Be Sold (1)	Percentage of Common Stock Outstanding (2)

Aristeia Partners LP (3)	958,000		*	74,738		*
Lehman Brothers Inc. (4)	10,000,000	3.33%		780,153		*

*                                           Less than one percent.

(1)                                  Assumes conversion of all of the notes at a conversion rate of 78.0153 shares of common stock per $1,000 of notes. This conversion rate, however, is subject to adjustment as described under the section captioned “Description of the Notes” in the prospectus. Accordingly, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)                                  Calculated based on Rule 13d-3(d) of the Exchange Act, using 90,944,052 shares of common stock outstanding as of December 12, 2005. In calculating this amount for holders of notes, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. We did not, however, assume the conversion of any other holder’s notes. Except as otherwise indicated, to our knowledge, none of the selling holders of notes beneficially owns any of our common stock other than the shares of common stock issuable upon conversion of the notes.

(3)                                  Aristeia Advisors LLC is the general partner for Aristeia Partners LP. Aristeia Advisors LLC is jointly owned by Kevin Toner, Robert H. Lynch, Jr., Anthony Frascella and Bill Techar.

(4)                                  This security holder is an SEC-reporting company and a registered broker-dealer.

To our knowledge, none of the selling security holders listed above has, nor within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

The date of this prospectus supplement is January 12, 2006.